EMBARGOED UNTIL MONDAY MORNING - 10/9/00

               TESSERACT AND SUNRISE ANNOUNCE CHAPTER 11 FILINGS;
                    SCHOOLS REMAIN OPEN AND FULLY OPERATIONAL

Contact: Dr. Lucian Spataro
        (480) 940-6409

     Phoenix, Arizona, October 6, 2000 - THE TESSERACT GROUP, INC. ("TesseracT") (OTCBB: TSST) reported today that it, along with its wholly-owned subsidiary SUNRISE EDUCATIONAL SERVICES, INC. ("Sunrise"), filed voluntary petitions under Chapter 11 of the Bankruptcy Code on October 6, 2000. TesseracT is a national leader in the operation of quality education programs through private and charter schools, and Sunrise owns preschools in Arizona which are part of the overall operations of TesseracT.

     Dr. Lucian Spataro, TesseracT's president and chief executive officer, stated "TesseracT and Sunrise have filed for Chapter 11 protection as part of an ongoing effort to work out our financial problems with creditors while working in the best interests of students, employees and other interested parties. TesseracT's and Sunrise's school facilities remain open and fully operational." Dr. Spataro further stated: "Chapter 11 reorganization is designed to allow a business that is experiencing financial difficulties to restructure its business affairs." The companies believe that their normal operations will not be interrupted by the Chapter 11 filings.

     Prior to the Chapter 11 filings, TesseracT and Sunrise received a loan commitment of up to $1.2 million from TAI, LLC, for a line of credit to finance post-petition operations in the event cash flow of the companies are not sufficient to fund operations. This post-petition financing is subject to Court approval.

     STATEMENTS MADE IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS MAY BE DEEMED FORWARD-LOOKING STATEMENTS, AND, AS SUCH, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED AS A RESULT OF THESE CERTAIN RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, (I) THE ABILITY OF THE COMPANY TO NEGOTIATE SATISFACTORY TERMS WITH LENDERS, VENDORS AND CREDITORS; (II) THE ABILITY OF THE COMPANY TO OBTAIN COURT APPROVAL OF POST-PETITION FINANCING OR THE AHWATUKEE SCHOOL SALE; (III) FURTHER DETERIORATION OF THE COMPANY'S FINANCIAL PERFORMANCE; (IV) DECLINE IN STUDENT ENROLLMENT; (IV) ADVERSE CHANGE IN THE COMPANY'S BUSINESS RELATIONSHIPS WITH VENDORS AND SUPPLIERS; (V) LOSS OF KEY PERSONNEL; AND (VI) ADVERSE ECONOMIC CONDITIONS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS.